EXHIBIT 99.1
Investors and Press Contact:
Kathy Bayless
Chief Financial Officer
(408) 576-2000
ir_web@komag.com
Komag Reports Record Revenue and EPS
for the First Quarter of 2006
FOR IMMEDIATE RELEASE
SAN JOSE, Calif., April 26, 2006 — Komag, Incorporated (Nasdaq: KOMG), a leading independent supplier of thin-film media for disk drives, today announced record revenue and diluted earnings per share of $208.5 million and $1.09, respectively, for the first quarter of 2006.
For comparison, fourth quarter 2005 revenue and diluted earnings per share were $192.9 million, and $1.07, respectively. Revenue and diluted earnings per share in the first quarter of 2005 were $140.3 million and $0.59, respectively.
T.H. Tan, Komag’s Chief Executive Officer stated, “Overall market demand for our products continued to be very strong in the first quarter of 2006. We are very proud of our ability to deliver another record quarter in both revenue and diluted earnings per share. This is the seventh consecutive quarter of both increasing revenue and net income for Komag.”
First Quarter Review
Sales to Western Digital, Hitachi Global Storage Technologies, Maxtor and Seagate accounted for 35%, 22%, 21% and 18% of total revenue in the first quarter of 2006, respectively. Total finished disk shipments were 31.9 million in the first quarter of 2006. Finished disk shipments for desktop and consumer electronics applications together represented 93% of Komag’s first quarter 2006 unit shipment volume. Disks for high-end server drives represented 7% of finished disk shipments in the first quarter of 2006.
High capacity 3.5-inch advanced disks at storage capacities of 120GB and greater including initial shipments of 160GB disks represented approximately 24% of Komag’s total finished disk shipments in the first quarter of 2006. These disks are primarily targeted for multi-platter consumer applications. These rapidly growing applications include personal video recorders (PVRs), digital video recorders (DVRs), high definition television (HDTV), external storage, gaming and other home entertainment devices.
Other revenue, which includes sales of aluminum substrates, nickel-plated polished aluminum substrates and textured substrates, was 12% of total revenue in the first quarter of 2006. Komag is the world’s largest hard disk aluminum substrate manufacturer. Disk substrates are primarily produced for internal use in the manufacture of finished disks. In addition, the high quality of Komag’s substrates has led to continuing market opportunities to sell substrates externally.
Business Outlook

“Early indications for 2006 are that overall demand continues to be very strong and our factories are continuing to run at full manufacturing capacity. Our capacity expansion plans remain on or slightly ahead of schedule and we expect to have 35 million finished disk capacity in the second quarter of 2006. Based on current demand, we expect total revenue in the second quarter of 2006 to increase 5% to 10% from the first quarter of 2006. Net margin in the second quarter is currently expected to be similar to the first quarter at around 17%.
Additionally, based on the anticipated demand for finished media, our plans are to exit the fourth quarter of 2006 with capacity of 43 million disks per quarter. With this expected capacity expansion, we would anticipate increasing sequential revenue during each quarter of 2006.
In April 2006, we announced a strategic agreement with Hitachi Global Storage Technologies, which includes some incremental capacity planned for early 2007.
Our current capacity expansion plans are based on strategic supply agreements with each of our four major customers. As part of these agreements, Komag has made certain commitments to increase capacity and our customers have agreed to purchase certain amounts of media. In addition, our customers have agreed to make certain pre-payments for media to help mitigate the cash impact of the capital spending required for Komag to increase capacity.
We believe that these arrangements with our customers are the right strategy to allow for prudent capacity increases to meet the expected continuing growing demand for media, as disk drives further expand penetration into multiple growing consumer applications. We expect to fund the capital spending for the capacity expansions of both our finished media, as well as substrates, from cash generated from operations and the pre-payment arrangements. Total capital spending for 2006 is currently expected to approximate $300 million.
Komag is committed to continuing to support the growing demand for digital storage by maintaining our low cost manufacturing structure, providing advanced technology products and providing rational capacity increases, as appropriate with strategic supply arrangements with our customers, all with the goals of growing our business and providing financial returns to our stockholders,” said Mr. Tan.
About Komag
Founded in 1983, Komag is a leading independent supplier of thin-film disks, the primary high-capacity storage medium for digital data. Komag leverages the combination of its world-class U.S. research and development center and Malaysian manufacturing operations to produce disks that meet the high-volume, stringent quality, low cost and demanding technology needs of its customers. By enabling rapidly improving storage density at ever-lower cost per gigabyte, Komag seeks to create extraordinary value for consumers of computers, enterprise storage systems and electronic appliances such as digital video recorders, game boxes and consumer electronic storage systems.
For more information about Komag, visit Komag’s Internet home page at http://www.komag.com. The Investors section of the website provides a variety of financial and investor information, including an investor presentation. To request an investor packet, call Komag’s Investor Relations at 408-576-2901.
Forward-Looking Statements
This press release contains certain “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby. These statements represent the Company’s current judgment and include, but are not limited to, the expectation that revenue in the second quarter of 2006 will be 5% to 10% higher than the first quarter of 2006, the Company’s expectation that net margin will approximate 17% in the second quarter of 2006, the Company’s ability to increase capacity during 2006 and the expected amounts of such increased capacity, the Company’s expectation that it will sequentially increase revenue in each quarter of 2006, the Company’s projected capital spending of approximately $300 million in 2006, the Company’s expectation that the capital spending for the capacity expansions will be funded from cash generated from operations and the customer pre-payment arrangements, the Company’s ability to accurately estimate net margin, the market for unit shipments of disks and disk drives and the Company’s belief in continued increased demand trends, and the benefits of the Company’s increased capacity arrangements with its customers and market growth opportunities. The Company’s actual results for future periods could differ materially from those projected in such forward-looking statements. Factors that could cause actual results to differ include, but are not limited to, the Company’s ability to achieve its operating yield, cost and profitability targets, changes in the currency exchange rate for the Malaysian ringgit as a result of the managed float system, continued customer demand and the impact of demand variation on factory utilization, the performance by the Company and its customers of their obligations under the respective increased capacity arrangements, changes in demand as a result of the proposed Seagate/Maxtor merger or otherwise, the Company’s ability to increase its capacity, variability in demand and associated impact on average selling price of disks, the Company’s ability to satisfy customer qualification requirements and meet shipping demands, the Company’s expectation that industry unit demand will continue to grow and not decline and the Company’s ability to produce new generation disks in volume and the other factors described in the Company’s reports filed with the Securities and Exchange Commission, including, but not limited to, its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Komag undertakes no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of such statements.

KOMAG, INCORPORATED
Consolidated Income Statements
(in thousands, except per share data)
(Unaudited)

	Three Months	Three Months	Three Months
	Ended	Ended	Ended
	April 2, 2006	January 1, 2006	April 3, 2005

Net Sales	$208,512	$192,920	$140,275
Cost of Sales	149,419	138,217	105,212

Gross Profit	59,093	54,703	35,063
Gross Profit %	28.3%	28.4%	25.0%
Research, Development, and Engineering Expense	15,075	12,830	11,155
Selling, General, and Administrative Expense	8,024	6,210	5,535
Gain on Disposal of Assets	(60)	(345)	(389)

Operating Income	36,054	36,008	18,762
Interest Income	2,071	1,981	750
Interest Expense	(441)	(441)	(441)
Other Expense, Net	(476)	(67)	(28)

Income before Income Taxes	37,208	37,481	19,043
Provision for Income Taxes	971	2,246	516

Net Income	$36,237	$35,235	$18,527

Net Income %	17.4%	18.3%	13.2%

Basic Net Income per Share	$1.22	$1.20	$0.66

Diluted Net Income per Share	$1.09	$1.07	$0.59

Basic Shares Outstanding	29,685	29,476	28,261

Diluted Shares Outstanding	33,499	33,329	32,313

KOMAG, INCORPORATED
Consolidated Balance Sheets
(in thousands)

	April 2, 2006	January 1, 2006
ASSETS	(Unaudited)	(NOTE 1)

Cash, Cash Equivalents, and Short-Term Investments	$190,989	$205,034
Receivables, Net	119,462	116,217
Inventories	72,517	54,000
Prepaid Expenses and Deposits	1,418	1,846

Total Current Assets	384,386	377,097

Property, Plant, and Equipment, Net	439,247	351,046
Other Assets	3,291	3,308

TOTAL ASSETS	$826,924	$731,451

LIABILITIES AND STOCKHOLDERS’ EQUITY

Trade Accounts Payable	$143,557	$97,901
Customer Advances	122,540	102,898
Other Liabilities	16,880	28,585

Total Current Liabilities	282,977	229,384

Long-Term Debt	80,500	80,500
Long-Term Deferred Rent	2,694	2,562

Stockholders’ Equity	460,753	419,005

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$826,924	$731,451

NOTE 1: The Consolidated Balance Sheet at January 1, 2006 was derived from the audited financial statements.